Exhibit 99.1

PRESS RELEASE: China 3C Group Provides 2007 Guidance
[ Dow Jones & Company, Inc.  ·  2007-05-16 ]

ZHEJIANG PROVINCE, China, May 16 /PRNewswire-FirstCall/ -- China 3C Group (OTC Bulletin Board: CHCG), a rapidly growing retailer and distributor of consumer and business products in China, announced that the company is providing additional information regarding the company's previously released first quarter fiscal year 2007 results.

Zhenggang Wang, CEO of China 3C Group said, "We expect to record revenue in the range of $360 million to $380 million and net income of $27.0 million to $ 28.5 million for the fiscal year ending December 31, 2007. Earnings per share are expected to range between $0.50 and $0.54 per diluted share. As with all guidance, these statements are forward-looking and our actual results may differ materially. We also reserve the right to adjust this guidance at any time as a result of acquisitions or other strategic initiatives we may pursue.

"We are also reiterating our previous guidance regarding store openings. We expect to open 1,200 stores by the end of 2007 and anticipate opening 4,000 total stores by the end of 2010, at which time we believe we will be realizing annual revenues of $1 billion. We will also be issuing first quarter 2007 comparable-store sales data under a separate release in the next few weeks.

"The company intends to be listed on a major U.S. exchange by the end of 2007. We will update the investment community with the status of our listing as more information becomes available."

Wang added, "We are pleased with our financial and operational results during the first quarter. We thank the members of the investment community who listened to our conference call and look forward to keeping all of our shareholders updated on our progress during 2007 and beyond."

About China 3C

China 3C Group is a leading retail chain operating more than 800 retail outlets in Eastern China. The company specializes in selling 3C products ( communication, information technology and digital) in China through its subsidiary Zhejiang Yong Xin Digital Technology Co., Ltd. Among China 3C's primary attributes is its efficient distribution network and rapid logistics system. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

A profile for investors can be accessed at http://www.hawkassociates.com/ chcgprofile.aspx. For investor relations information regarding China 3C, contact Joe Levinson at (989) 785-0208, e- mail: jolevinson@gmail.com, or Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@ hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future press releases for this company, sign up at http://www.hawkassociates.com/email.aspx.

Forward-looking Statement: We have included and from time to time may make in our public filings, press releases or other public statements, certain statements, including, without limitation, those under "Management's Discussionand Analysis of Financial Condition and Results of Operations" in Part II, Item 7. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," " target," "can," "could," "may," "should," "will," "would" and similar expressions. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control.